Exhibit 99.1

For more information contact:
Ann Marie Mayuga (314) 469 4798

ENTERPRISE BANK & TRUST ADVISORY GROUP TO EXPAND TO MARYLAND WALK

CLAYTON, MO, October 9, 2007. Enterprise Financial Services Corp. (NASDAQ: EFSC), the parent company of Enterprise Bank & Trust, has signed a contract to purchase the commercial office space at Maryland Walk located at 8025 Maryland Avenue in Clayton. The approximately 10,700 square feet of first floor and second floor space will house the financial advisory unit of Enterprise’s trust and wealth management organization. The remaining 15 floors at the 17-story building host private residences.

Enterprise expects to move its advisory group, which is currently located along with Enterprise Financial’s corporate headquarters at 150 North Meramec in Clayton, to the new Maryland Walk facility in the first half of 2008. Enterprise Financial corporate headquarters will remain at its current location.

Founded in 1988, Enterprise Bank & Trust originally occupied 2,500 square feet of office space at 168 North Meramec. Since then, the company has grown to more than $3.5 billion in combined banking and trust assets. Enterprise’s trust department has grown to $1.7 billion in just nine years of operation and will be expanded to form Enterprise Trust Company, a new nationally chartered subsidiary of the company, pending regulatory approval.

“Maryland Walk is situated at one of the premier locations in Clayton,” said Kevin C. Eichner, Enterprise Financial president and chief executive officer. “Our interest in the space at Maryland Walk relates to its ability to give greater exposure to Enterprise’s Trust team while allowing further expansion within our existing corporate headquarters on North Meramec. Its location, just two blocks from our current offices, combined with its prominent exposure on the corner of Brentwood and Maryland in the Clayton central business district, make it an ideal fit for Enterprise Bank & Trust as we continue to grow,” he added.

Exhibit 99.1

“Conrad Properties is proud to have brought an architecturally and economically significant residential building to Clayton’s central business district,” said Robert E. Saur, Conrad chairman and founder. “We feel Enterprise’s purchase of the space embodies its ‘highest and best’ use and complements the high-end image of the building. Locating a premier financial services institution – one already headquartered in Clayton – offers an established, stable presence that we feel is additive to the building, to Clayton residents and to the city for the long term,” Saur added.

Since its founding in 1971 by Saur, Conrad Properties has established a singular niche in the metro St. Louis market as the leading developer of upscale, mid- and high-rise residential buildings. The company has launched six such properties in the past seven years. All told, Conrad has completed an array of projects including golf courses and office buildings valued at more the $500 million.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

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